EXHIBIT (a)(2)


                                ICM SERIES TRUST

          Establishment and Designation of Series and Classes of Shares
                     of Beneficial Interest, $.001 Par Value

           The undersigned being the Trustees of ICM Series Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Article VI, Sections 6.1 and 6.9 of the Declaration of Trust dated November 18, 1997 (the "Declaration of Trust"), hereby classify and designate shares of authorized, unissued and unclassified shares of beneficial interest of the Trust into the following series and classes thereof:

         1. The initial series of the Trust shall be established and designated as follows:

                       ICM / Isabelle Small-Cap Value Fund

         2. The classes of shares established and designated for the ICM/Isabelle Small-Cap Value Fund shall be as follows:

                     Investment Class Shares
                     Institutional Class Shares

         3. Each share of Investment Class Shares and each share of Institutional Class Shares of ICM/Isabelle Small-Cap Value Fund created pursuant to the foregoing shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in the Trust's Declaration of Trust with respect to its shares of beneficial interest.

         4. The voting rights of holders of Investment Class Shares and Institutional Class Shares shall be as set forth in Section 6.8 of the Declaration of Trust.

         5. The assets and liabilities of the Trust shall be allocated among the above-referenced series and classes thereof as set forth in Section 6.9 of the Declaration of Trust.

         6. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series and classes thereof, now or hereafter created, or to otherwise change the special and relative rights of any such series provided that such change shall not adversely affect the rights of holders of shares of a series.

Dated:  February 10, 1998    /S/ WARREN J. ISABELLE
                             ----------------------
                             Warren J. Isabelle, as Trustee and not individually

                             /S/ RICHARD L. DROSTER
                             ----------------------
                             Richard L. Droster, as Trustee and not individually

                             /S/ JOSEPH F. MAZZELLA
                             ----------------------
                             Joseph F. Mazzella, as Trustee and not individually

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